Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Constellation Brands, Inc.:
We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-217584) and Form S-8 (Nos. 33-26694, 33-56557, 333-88391, 333-132061, 333-146849, 333-149206, and 333-161155) of Constellation Brands, Inc. of our report dated April 23, 2019, with respect to the consolidated balance sheets of Constellation Brands, Inc. as of February 28, 2019 and 2018, the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the fiscal years in the three-year period ended February 28, 2019, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of February 28, 2019, which reports appears in the February 28, 2019 annual report on Form 10-K of Constellation Brands, Inc.
/s/ KPMG LLP
Rochester, New York
April 23, 2019